EXHIBIT 11



BELLSOUTH CORPORATION

COMPUTATION OF EARNINGS PER COMMON SHARE
(Dollars in Millions, Except Per Share Amounts)


                                                   For the Three Months
                                                      Ended March 31,
                                                   1994             1993
Earnings Per Common Share:
  Net Income                                   $      585.3     $      343.8

Weighted average shares outstanding             496,113,887      494,938,221
Incremental shares from assumed exercise
 of stock options and payment of
 performance share awards                           353,124          466,394
  Total Shares                                  496,467,011      495,404,615

Earnings Per Common Share                      $       1.18     $        .69

Fully Diluted Earnings Per Common Share:
  Net Income                                   $      585.3     $      343.8

Weighted average shares outstanding             496,113,887      494,938,221
Incremental shares from assumed exercise
 of stock options and payment of
 performance share awards                           406,099          505,635

  Total Shares                                  496,519,986      495,443,856

Fully diluted earnings per common share        $       1.18     $        .69